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                                                                     Exhibit 4.1

                    ARTICLES OF INCORPORATION AS AMENDED OF
                              BIO-VASCULAR, INC.

                               ARTICLE 1 - NAME
                               ----------------

     1.1  The name of the corporation shall be Bio-Vascular, Inc.

                         ARTICLE 2 - REGISTERED OFFICE
                         -----------------------------

     2.1 The location and office address of the registered office of the corporation in this state shall be 2845 Hamline Avenue North, Suite 218, St. Paul, Minnesota 55113.

                           ARTICLE 3 - CAPITAL STOCK
                           -------------------------

     3.1 Authorized Shares. The aggregate number of shares of stock which the corporation shall have authority to issue is twenty-five million (25,000,000) shares, twenty million (20,000,000) of which shall be designated common stock, $0.01 par value (hereinafter referred to as "Common Stock") and five million (5,000,000) of which shall be designated preferred stock, $0.01 par value (hereinafter referred to as "Preferred Stock"). The Board of Directors is authorized to establish, from the authorized shares of Preferred Stock, one or more classes or series of shares, to designate each such class and series, and to fix the rights and preferences of each such class and series. Without limiting the authority of the Board of Directors granted hereby, each such class or series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, such preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions as shall be stated and expressed in the resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof. Except as provided in the resolution or resolutions of the Board of Directors creating any class or series of Preferred Stock, the shares of Common Stock shall have the exclusive right to vote for the election and removal of directors and for all other purposes. Each holder of Common Stock shall be entitled to one vote for each share held.

     3.2 Issuance of Shares. The Board of Directors of the corporation is authorized from time to time to accept subscription for, issue, sell and deliver shares of stock of any class or series of the corporation, and rights to purchase any such shares of the corporation, to such persons, at such time, for such consideration, and upon such terms and conditions as the Board shall determine.

                      ARTICLE 4 - RIGHTS OF SHAREHOLDERS
                      ----------------------------------

     4.1 No Pre-emptive Rights. No shareholder of the corporation shall have any pre-emptive right to subscribe for, purchase or acquire any shares of stock of any class or series of the corporation now or hereafter authorized or issued.
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     4.2  No Cumulative Voting Rights.  No shareholder shall have the right to cumulate votes for the election of directors.

                    ARTICLE 5 - WRITTEN ACTION BY DIRECTORS
                    ---------------------------------------

     5.1 Any action required or permitted to be taken at a Board meeting may be taken by written action signed by all of the directors or, in cases where the action need not be approved by the shareholders, by written action signed by the number of directors that would be required to take the same action at a meeting of the Board at which all directors were present.

         ARTICLE 6 - MERGER, EXCHANGE, SALE OF ASSETS AND DISSOLUTION
         ------------------------------------------------------------

     6.1 Where approval of shareholders is required by law, the affirmative vote of the holder of at least a majority of the voting power of all shares entitled to vote shall be required to authorize the corporation (i) to merge into or with one or more other corporations, (ii) to exchange its shares for shares of one or more other corporations, (iii) to sell, lease, transfer or otherwise dispose of all or substantially all of its property and assets, including its good will, or (iv) to commence voluntary dissolution.

              ARTICLE 7 - AMENDMENT OF ARTICLES OF INCORPORATION
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     7.1  Any provision contained in these Articles of Incorporation may be amended, altered, changed or repealed by the affirmative vote of the holders of at least a majority of the voting power of the shares present and entitled to vote at a duly held meeting or such greater percentage as may be otherwise prescribed by the laws of the State of Minnesota.

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